Exhibit 107

Calculation of Filing Fee Table

Form S-1
(Form Type)

Scorpius Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.0002 par value	Rule 457(o)	-	-	$11,500,000.00 (3)	$0.0001530	$1,760.65
Fees to be Paid	Equity	Pre-Funded Warrants(4)	Rule 457(o)	-	-	-	-	-
Fees to be Paid	Equity	Shares of Common Stock issuable upon exercise of the Pre-Funded Warrants(5)	Rule 457(o)	-	-	-	-	-
Fees to be Paid	Equity	Representative’s Warrants(6)	Rule 457(o); Rule 457(g)	-	-	718,750.00	$0.0001530	110.05
Fees to be Paid	Equity	Shares of Common Stock issuable upon exercise of the Representative’s Warrants	Rule 457(o); Rule 457(g)	-	-	-	-	-
Carry Forward Securities
Carry Forward Securities		—	—	—	—	—	—	—

		Total Offering Amounts				$12,218,750.00		$1,870.70
		Total Fees Previously Paid
		Total Fee Offsets
		Net Fee Due						$1,870.70

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of common stock, par value $0.0002 per share (the “Common Stock”) of Scorpius Holdings, Inc. (the “Company”) which become issuable by reason of any share dividend, share split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares of Common Stock outstanding.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).
(3)	Includes additional shares of Common Stock that may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
(4)	Pursuant to Rule 457(g) of the Securities Act, no separate registration fee is required for the warrants because the warrants are being registered in the same registration statement as the Common Stock issuable upon exercise of the warrants.
(5)	The proposed maximum offering price of the shares of Common Stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants offered and sold in the offering, and as such the proposed aggregate maximum offering price of the Common Stock together with the pre-funded warrants (including shares of Common Stock issuable upon exercise of the pre-funded warrants), if any, is $11,500,000.
(6)	Pursuant to Rule 457(g) of the Securities Act, no separate registration fee is required for the warrants issues to the representative of the underwriters (the “Representative’s Warrants”) because the Representative’s Warrants are being registered in the same registration statement as the Common Stock issuable upon exercise of the Representative’s Warrants. If the gross proceeds from the offering are at least $11 million, the Company will issue to the Representative warrants to purchase up to five percent (5%) of the number of shares of Common Stock and pre-funded warrants sold in the offering, which Representative’s Warrants are exercisable at an exercise price equal to 125% of the public offering price.